Exhibit 99.1

ASML and Cymer contacts are provided at the end of this press release

ASML completes acquisition of Cymer

VELDHOVEN, the Netherlands/SAN DIEGO, United States, 30 May 2013 – ASML Holding NV (ASML) and Cymer, Inc. today announce that they have completed the previously announced merger pursuant to which ASML has acquired Cymer. As a result of the merger, each share of Cymer common stock outstanding immediately prior to the completion of the merger was converted into the right to receive $20.00 in cash plus 1.1502 ASML ordinary shares. ASML’s share capital will increase by approximately 36.5 million shares as a result of the merger.

About ASML

ASML makes possible affordable microelectronics that improve the quality of life. ASML invents and develops complex technology for high-tech lithography machines for the semiconductor industry. ASML’s guiding principle is continuing Moore’s Law towards ever smaller, cheaper, more powerful and energy-efficient semiconductors. Our success is based on three pillars: technology leadership combined with customer and supplier intimacy, highly efficient processes and entrepreneurial people. We are a multinational company with 55 locations in 15 countries, headquartered in Veldhoven, the Netherlands. We provide employment for more than 11,000 people on payroll and flexible contracts (expressed in full time equivalents). Our company is an inspiring place where employees work, meet, share and learn. ASML is traded on Euronext Amsterdam and NASDAQ under the symbol ASML. More information about ASML, our products and technology, and career opportunities is available on: www.asml.com

About Cymer

Cymer, an ASML company, is an industry leader in developing lithography light sources, used by chipmakers worldwide to pattern advanced semiconductor chips. Cymer’s light sources, and ongoing innovations, are available to all semiconductor companies to enable advanced device manufacturing today and into the future. Cymer is pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster and more energy-efficient chips. The company is headquartered in San Diego, California. More information about Cymer, our products and technology, and career opportunities is available on: www.cymer.com.

ASML Contacts

Lucas van Grinsven - Communications - +31 40 268 3949 - Veldhoven, the Netherlands

Craig DeYoung - Investor Relations - +1 480 383 4005 - Tempe, Arizona, USA

Franki D’Hoore – Investor Relations - +31 40 268 6494 - Veldhoven, the Netherlands

Cymer Contacts

Taryn Unruh – Formula PR - +1 619 234 0345 – San Diego, USA